Exhibit 99.1

FOR RELEASE February 1, 2005; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2004 Results

PORTLAND, Ore. — February 1, 2005 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the fourth quarter of 2004 of $1.79 per diluted share, an 18.5% increase compared to net income of $1.51 per diluted share for the fourth quarter of 2003. Net income for the same periods was $51.3 million and $44.5 million, respectively. After-tax net capital gains were $2.3 million and $0.9 million for the fourth quarters of 2004 and 2003, respectively. Net income excluding after-tax net capital gains was $1.71 per diluted share for the fourth quarter of 2004, a 15.5% increase compared to $1.48 per diluted share for the fourth quarter of 2003. (See discussion of non-GAAP financial measures below.)

Factors contributing to the increase in net income for the fourth quarter of 2004 included premium growth, favorable claims experience in the Company’s Employee Benefits segment and the release of approximately $3 million of reserves as a result of continuing favorable claims recovery patterns in the Employee Benefits segment. The Retirement Plans segment and individual annuities business produced another quarter of strong growth in deposits and assets under management.

Premiums, excluding experience rated refunds (refunds on certain large group insurance contracts in the Employee Benefits segment), were $440.8 million in the fourth quarter of 2004, a 10.0% increase over $400.7 million for the fourth quarter of 2003. The increase was driven by sales growth and strong customer retention.

“I am very pleased to report another strong quarter and a record year for StanCorp,” said Eric E. Parsons, chairman, president and chief executive officer. “We had record sales in all of our lines of business and we are well positioned for 2005. The prospects for all of our businesses remain strong and we continue to make significant investments in the people and systems critical to our future success.”

Annual Financial Results

Net income for the full year 2004 was $6.90 per diluted share, a 29.5% increase compared to $5.33 per diluted share for 2003. Net income for the full year 2004 was $199.4 million, a 27.6% increase compared to $156.3 million for 2003. After-tax net capital gains were $7.4 million and $6.0 million for 2004 and 2003, respectively.

Net income, excluding after-tax net capital gains, was $6.64 per diluted share for 2004, a 29.7% increase compared to $5.12 per diluted share for 2003. The increase in net income per diluted share for 2004 was primarily due to favorable claims experience and the release of approximately $12 million of reserves as a result of continuing favorable claims recovery patterns in the Employee Benefits segment. Also contributing to the increase in net income was a reduction in income taxes, of approximately $7 million, or $0.23 per diluted share, from the resolution of prior years’ tax examinations and certain state income tax matters.

For the year ended December 31, 2004, our return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, was 15.9%, exceeding the Company’s long-term objective of 14% to 15%.

Premiums, excluding experience rated refunds, were $1.69 billion for the full year 2004, a 3.8% increase over $1.63 billion for 2003. Operating expenses for the full year 2004 increased 8.4% compared to 2003, including approximately $9 million of expenses related to customer service system improvements in the Company’s Employee Benefits segment.

2005 Guidance

For 2005, the Company expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $6.65 to $6.85, which reflects a growth rate that is below our long-term objective of 12% to 15%. In 2005, growth in net income per diluted share, excluding after-tax net capital gains and losses, is expected to be affected by the following factors:

•	Net income in 2004 included resolutions of certain income tax matters. We do not expect these items to recur in 2005;

•	Based on strong sales and customer retention in the third and fourth quarters of 2004, the Company expects to achieve its long-term objective of 10% to 12% premium growth in 2005;

•	The Company currently estimates new investment interest rates could increase approximately 100 basis points by the end of 2005, which can affect the discount rate used to establish its long term disability reserves. Based on the Company’s current size, a 25 basis point change in the discount rate would result in a quarterly change of approximately $2 million in pre-tax income;

•	Mortgage loan prepayment fees are expected to continue to decrease in 2005; and

•	To support enhanced investment in customer service systems technology and processes in each of the Company’s businesses in 2005, our operating expenses as a percentage of premiums are likely to exceed historical levels.

We reaffirm our long-term objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15%.

For more information about factors that may change the Company’s results in 2005, see Forward-Looking Information.

Business Segment Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $62.8 million for the fourth quarter of 2004, a 5.7% increase compared to $59.4 million for the fourth quarter of 2003.

Premiums for the Employee Benefits segment, excluding experience rated refunds, were $405.8 million for the fourth quarter of 2004, an 8.2% increase compared to $375.0 million for the fourth quarter of 2003, reflecting strong sales and favorable customer retention. Premiums for the full year 2004, excluding experience rated refunds, totaled $1.57 billion, a 3.2% increase compared to premiums of $1.52 billion in 2003.

Sales, reported as annualized new premiums, were $196.1 million for the fourth quarter of 2004, a 39.8% increase compared to $140.3 million for the fourth quarter of 2003. For the full year 2004, sales totaled $347.3 million, a 25.1% increase compared to sales of $277.7 million in 2003. Reported new sales for the Employee Benefits segment vary by quarter, but tend to be highest in the fourth quarter when a greater number of companies purchase employee benefit plans.

Favorable claims experience in the fourth quarter of 2004 resulted in a benefit ratio in the Employee Benefits segment of 76.7% (when benefits to policyholders and interest credited are measured as a percentage of premiums) compared to 78.3% in the fourth quarter of 2003. The favorable claims experience comes from a mix of product lines, industries and customer sizes, which have tended to vary from period to period, underscoring the value of product and customer diversification. The benefit ratio for the current quarter also included the release of approximately $3 million of reserves as a result of continuing favorable claims recovery patterns. Should these favorable claims recovery patterns continue, the positive impact to earnings could be as much as $9 million in the first three quarters of 2005.

The benefit ratio for the full year 2004 was 77.4%, compared to 81.3% in 2003. The Company expects the benefit ratio for the Employee Benefits segment for 2005 to be lower than the average over the past few years due to the potential $9 million release of reserves and expected increases in new investment interest rates. In the Employee Benefits segment, the benefit ratio can fluctuate widely from quarter to quarter.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $7.7 million for the fourth quarter of 2004, a 30.5% increase compared to $5.9 million for the fourth quarter of 2003.

Premiums for this segment were $27.5 million for the fourth quarter of 2004, a 44.7% increase compared to $19.0 million for the fourth quarter of 2003. The increase for the comparative periods was primarily due to the combination of favorable results on experience-rated reinsurance compared to the fourth quarter of 2003 and continued strong sales. For the full year 2004, premiums were $94.9 million, an 11.1% increase compared to $85.4 million in 2003.

Individual fixed-rate annuity sales in the fourth quarter of 2004 were $40.6 million, a 29.5% decrease compared to $57.6 million in the fourth quarter of 2003. The decrease was due in part to a decline in average interest rates in the fourth quarter of 2004, which reduced the attractiveness of fixed-rate annuities when compared with equity-indexed and variable products. For the full year 2004, fixed-rate annuity sales were $184.0 million, a 32.0% increase compared to $139.4 million in 2003.

Individual disability sales for the fourth quarter of 2004, measured by annualized new premiums, were $5.6 million, a 16.7% increase compared to $4.8 million in the fourth quarter of 2003. For the full year 2004, individual disability sales were $18.9 million, an 18.1% increase compared to $16.0 million in 2003.

The benefit ratio for this segment (which is the ratio of benefits to policyholders to total premiums) was 87.3% for the fourth quarter of 2004, compared to 103.2% for the fourth quarter of 2003. The benefit ratio for the full year 2004 was 87.5%, compared to 87.8% for the full year 2003. Generally, the Company expects the benefit ratio to trend down over time to reflect the growth outside of the large block of individual disability business assumed in 2000 from Minnesota Life Insurance Company, and the corresponding shift in revenues from net investment income to premiums. The benefit ratio for 2003 was lower than the expected trend. The benefit ratio can fluctuate widely from quarter to quarter.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $1.6 million for the fourth quarter of 2004, compared to $2.0 million for the fourth quarter of 2003. Income before income taxes for the full year 2004 was $7.9 million, compared to $5.3 million for 2003. Assets under management increased to $3.37 billion at December 31, 2004, compared to $2.58 billion a year ago. The increase in assets under management was due to continued deposit growth, strong customer retention, and an increase in the market value of equity investments in the separate account.

Other

StanCorp’s other businesses reported income before income taxes of $1.3 million and $0.4 million for the fourth quarters of 2004 and 2003, respectively. Income before income taxes included net capital gains of $3.5 million and $1.3 million for the fourth quarters of 2004 and 2003, respectively.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated $297.6 million of commercial mortgage loans in the fourth quarter of 2004, a 39.5% increase compared to $213.4 million for the same period in 2003. For the full year 2004, SMI originated a record $1.17 billion of commercial mortgage loans, a 25.8% increase over 2003.

Investments

At December 31, 2004, the Company’s investment portfolio consisted of 59% fixed maturity securities, 40% commercial mortgage loans, and 1% real estate.

The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2004.

Mortgage loan prepayment fees were $3.3 million in the fourth quarter of 2004, a 29.8% decrease compared to $4.7 million for the fourth quarter of 2003. For the full year 2004, mortgage loan prepayment fees totaled $14.9 million, a 12.4% decrease compared to $17.0 million for 2003.

Shares Outstanding

Diluted weighted average shares outstanding for the years 2004 and 2003 were 28.9 million and 29.3 million, respectively. During the fourth quarter of 2004, StanCorp repurchased 103,500 shares at a total cost of $7.3 million for a volume weighted-average price of $70.59 per common share. During the full year 2004, the Company repurchased approximately 1.2 million shares at a total cost of $74.7 million for a volume weighted-average price of $63.38 per common share. At December 31, 2004, the Company had 1,453,600 shares remaining under its current repurchase program, which expires December 31, 2005.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 29,500 group insurance policies in force covering about 6.7 million employees as of December 31, 2004. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s fourth quarter 2004 results today, February 1, 2005, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to

www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 22, 2005.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (888) 203-1112 or (719) 457-0820 and entering access code 407071. The replay will be available through February 13, 2005.

Forward-Looking Information

Information in this earnings release includes certain statements that are not based on historical facts. These statements are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions and financial performance, and are identified by words such as “believes,” “expects,” “intends,” “may,” “will,” “if,” “should,” “anticipates,” or the negative of those words or other comparable terminology.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) achievement of financial results, including: growth of sales, premiums and annuity deposits; earnings; assets under management including performance of equities in the separate account; return on equity including utilization of excess capital; or expense management including the realization of expected net benefits from technology enhancements; (ii) benefit ratios, including changes in morbidity, mortality and recoveries; (iii) persistency; (iv) adequacy of reserves established for future policy benefits; (v) credit quality of the holdings in our investment portfolios; (vi) adverse experience in delinquency rates or loss experience in our mortgage loan portfolio; (vii) concentration of commercial mortgage loan assets collateralized in California; (viii) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (ix) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (x) the condition of the economy and expectations for interest rate changes; (xi) the impact of rising medical costs on employer budgets for employee benefits; (xii) performance of business assumed through reinsurance; (xiii) competition from other insurers and financial services companies; (xiv) financial strength ratings; (xv) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation; (xvi) adverse findings in litigation or other legal proceedings; (xvii) receipt of dividends from or contributions to, our subsidiaries; (xviii) adequacy of the diversification of risk by industry, geography and customer size; (xix) adequacy of matching between assets and liabilities; (xx) concentration of risk inherent in group life products; (xxi) availability and adequacy of reinsurance and catastrophe reinsurance coverage and potential charges incurred and events of terrorism, natural disasters, or other catastrophic events; and (xxii) changes in federal or state income taxes.

Given these uncertainties or circumstances, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Kira Higgs

(503) 321-6418

E-mail: khiggs@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$404.0	$371.0	$1,556.5	$1,500.6
Individual Insurance	27.5	19.0	94.9	85.4
Retirement Plans	7.5	6.7	27.3	23.3

Total premiums	439.0	396.7	1,678.7	1,609.3

Net investment income:
Employee Benefits	64.2	64.2	253.4	253.9
Individual Insurance	28.4	27.0	112.7	109.3
Retirement Plans	15.1	13.7	58.7	56.1
Other	6.4	6.2	27.8	22.5

Total net investment income	114.1	111.1	452.6	441.8
Net capital gains	3.5	1.3	11.5	9.3
Other	1.7	1.6	6.9	6.4

Total revenues	558.3	510.7	2,149.7	2,066.8

Benefits and expenses:
Benefits to policyholders	334.7	310.6	1,291.2	1,297.8
Interest credited	19.9	18.7	76.5	75.0
Operating expenses	83.5	71.8	303.7	280.1
Commissions and bonuses	41.1	36.5	154.4	144.1
Premium taxes	7.5	6.5	29.4	24.6
Interest expense	4.4	4.3	17.7	17.5
Net increase in deferred acquisition costs and value of business acquired	(6.2)	(5.4)	(15.2)	(12.1)

Total benefits and expenses	484.9	443.0	1,857.7	1,827.0

Income before income taxes:
Employee Benefits	62.8	59.4	242.0	194.4
Individual Insurance	7.7	5.9	34.0	37.4
Retirement Plans	1.6	2.0	7.9	5.3
Other	1.3	0.4	8.1	2.7

Total income before income taxes	73.4	67.7	292.0	239.8

Income taxes	22.1	23.2	92.6	83.5

Net income	51.3	44.5	199.4	156.3

Other comprehensive income (loss) net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	(0.9)	(30.8)	(13.3)	15.5
Reclassification adjustment for net capital gains included in net income, net	(10.3)	(2.0)	(10.9)	(2.6)

Total	(11.2)	(32.8)	(24.2)	12.9

Comprehensive income	$40.1	$11.7	$175.2	$169.2

Net income per common share:
Basic	$1.81	$1.53	$6.97	$5.39
Diluted	1.79	1.51	6.90	5.33

Weighted-average common shares outstanding:
Basic	28,329,441	29,080,516	28,596,103	28,989,550
Diluted	28,651,776	29,450,122	28,919,094	29,334,559

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2004	December 31, 2003
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,412.5	$4,524.8
Commercial mortgage loans, net	2,948.2	2,319.8
Real estate, net	72.2	77.2
Policy loans	4.2	4.6

Total investments	7,437.1	6,926.4
Cash and cash equivalents	45.3	34.5
Premiums and other receivables	77.8	73.3
Accrued investment income	82.7	82.8
Amounts recoverable from reinsurers	887.9	871.9
Deferred acquisition costs and value of business acquired, net	218.8	200.7
Property and equipment, net	78.3	71.3
Other assets	45.5	35.1
Separate account assets	2,338.6	1,685.7

Total assets	$11,212.0	$9,981.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,484.6	$4,294.9
Other policyholder funds	2,400.9	2,100.3
Deferred tax liabilities	115.1	153.7
Short-term debt	0.2	2.7
Long-term debt	258.1	272.0
Other liabilities	213.4	162.9
Separate account liabilities	2,338.6	1,685.7

Total liabilities	9,810.9	8,672.2

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 28,444,839 and 29,300,723 shares issued at December 31, 2004 and December 31, 2003, respectively	618.2	673.4
Accumulated other comprehensive income	136.1	160.3
Retained earnings	646.8	475.8

Total shareholders’ equity	1,401.1	1,309.5

Total liabilities and shareholders’ equity	$11,212.0	$9,981.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
	Unaudited		Unaudited
Reconciliation of non-GAAP financial measures:
Total premiums	$439.0	$396.7	$1,678.7	$1,609.3
Experience rated refunds*	(1.8)	(4.0)	(11.7)	(18.6)

Total premiums adjusted to exclude experience rated refunds	$440.8	$400.7	$1,690.4	$1,627.9

Net income	$51.3	$44.5	$199.4	$156.3
After-tax net capital gains	2.3	0.9	7.4	6.0

Net income excluding after-tax net capital gains	$49.0	$43.6	$192.0	$150.3

Net capital gains	$3.5	$1.3	$11.5	$9.3
Taxes on net capital gains	1.2	0.4	4.1	3.3

After-tax net capital gains	$2.3	$0.9	$7.4	$6.0

Diluted earnings per common share:
Net income	$1.79	$1.51	$6.90	$5.33
After-tax net capital gains	0.08	0.03	0.26	0.21

Net income excluding after-tax net capital gains	$1.71	$1.48	$6.64	$5.12

Shareholders’ equity			$1,401.1	$1,309.5
Accumulated other comprehensive income			136.1	160.3

Shareholders’ equity excluding accumulated other comprehensive income			$1,265.0	$1,149.2

Net income return on average equity			14.7%	12.7%
Net income return on average equity (excluding accumulated other comprehensive income)			16.5	14.5
Net income return on average equity (excluding after-tax net capital gains and accumulated other comprehensive income)			15.9	14.0

Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	65.9%	66.5%	66.3%	69.3%
Individual Insurance	42.9	42.5	39.9	38.5
% of total premiums:
Employee Benefits (including interest credited)	76.7%	78.3%	77.4%	81.3%
Individual Insurance	87.3	103.2	87.5	87.8
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$77.6	$50.2	$275.8	$214.2
Net gain from operations after federal income taxes and before realized capital gains (losses)	53.8	43.7	191.5	138.9

			December 31, 2004	December 31, 2003
			Unaudited
Capital and surplus			$943.1	$876.1
Asset valuation reserve			73.8	54.3

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.